                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-31342

PROSPECTUS SUPPLEMENT NO. 18 DATED DECEMBER 15, 2000
TO PROSPECTUS DATED APRIL 6, 2000, AS SUPPLEMENTED ON
APRIL 17, 2000, APRIL 25, 2000, MAY 8, 2000, MAY 22, 2000,
MAY 30, 2000, JUNE 9, 2000, JUNE 21, 2000, JULY 5, 2000,
JULY 19, 2000, JULY 27, 2000, AUGUST 16, 2000, AUGUST 24,
2000, SEPTEMBER 1, 2000, SEPTEMBER 18, 2000, OCTOBER 2,
2000, OCTOBER 16, 2000 AND NOVEMBER 17, 2000

                      [I2 LOGO]            i2 TECHNOLOGIES, INC.

    $350,000,000 5 1/4% Convertible Subordinated Notes due December 15, 2006

                                      and

     9,211,580 Shares of Common Stock Issuable upon Conversion of the Notes

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, is hereby amended to add the following information:

                                                 PRINCIPAL                     SHARES OF
                                                 AMOUNT OF    PERCENTAGE OF   COMMON STOCK
                                                NOTES THAT        NOTES       THAT MAY BE
NAME OF SELLING SECURITYHOLDER                  MAY BE SOLD    OUTSTANDING      SOLD(1)
------------------------------                  -----------   -------------   ------------
Fidelity Financial Trust: Fidelity Convertible
  Securities Fund.............................  $ 1,900,000      *               50,005

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                 PRINCIPAL                     SHARES OF
                                                 AMOUNT OF    PERCENTAGE OF   COMMON STOCK
                                                NOTES THAT        NOTES       THAT MAY BE
NAME OF SELLING SECURITYHOLDER                  MAY BE SOLD    OUTSTANDING      SOLD(1)
------------------------------                  -----------   -------------   ------------
Bank of America Pension Plan..................           --        --                --
Deephaven Domestic Convertible Trading Ltd....  $ 4,500,000      1.3%           118,434
Goldman, Sachs & Company......................  $ 2,695,000      *               70,929
Highbridge International LLC..................  $17,225,000      4.9%           453,341
KBC Financial Products USA....................           --        --                --
Morgan Stanley & Co...........................  $ 5,000,000      1.4%           131,594
Morgan Stanley Dean Witter Convertible
  Securities Trust............................           --        --                --
Retail Clerks Pension Trust...................           --        --                --
The TCW Group, Inc. ..........................           --        --                --

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 *  Indicates less than one percent.

(1) Assumes full conversion of the notes held by each holder at the rate of
    26.3188 shares per each $1,000 in principal amount of notes.